Exhibit 99.1

For more information, contact:
Chris Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S ELECTS NORBORNE P. COLE, JR. LEAD INDEPENDENT DIRECTOR
Company also increases stock repurchase authorization by $50 million to $675 million

Louisville, Kentucky (February 22, 2007) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced the election of Norborne P. Cole, Jr. as lead independent director of its board of directors.  Cole, age 64, has been a member of the Papa John’s board since 2003 and serves on its Compensation and Corporate Governance and Nominating committees.

Cole, who resides in San Antonio, Texas, serves as vice-chairman of the board of directors of Silver Eagle Distributors, L.P., a Houston-based company that distributes Anheuser-Busch and other products.  Cole also serves on the board of directors of Randgold Resources, Ltd. (NASDAQ: GOLD and LSE: RRS), an international gold mining and exploration business.

Cole retired in 1998 after a 32-year career with the Coca-Cola Company and its bottlers, most recently serving as managing director and chief executive officer of Coca-Cola Amatil in Sydney, Australia, He also previously served as president and chief executive officer of Coca-Cola Bottling S.A. in Paris, France.

The company also announced its board of directors has approved an increase to $675 million in the amount of the company’s common stock that may be repurchased by the company from time to time through December 30, 2007.  This represents a $50 million increase in the previously authorized amount.  The authorization includes both open market purchases as well as private transactions.

To date, the company has repurchased $625 million of its stock since the inception of the repurchase program in 1999.  As of February 22, 2007, the company had approximately 30.5 million shares of common stock outstanding on a fully diluted basis (approximately 29.9 million actual shares outstanding).

As of December 31, 2006, there were 3,015 Papa John’s restaurants (588 company-owned and 2,427 franchised) operating in 49 states and 29 international markets.  For more information about the company, visit Papa John’s at http://www.papajohns.com.